Exhibit 15

The Board of Directors and Shareholders
Allied Capital Corporation:

Re: Registration Statement Nos. 333-45525, 333-13584, 333-88681, 333-101849, 333-115979, 333-115980, 333-115981, 333-130793 and 333-130792.

Ladies and Gentlemen:

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated May 5, 2006 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Washington, D.C.
May 5, 2006